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                                  EXHIBIT 4.2

                                AMENDMENT NO. 1
                                       TO
                             THE EARL SCHEIB, INC.
                   1994 BOARD OF DIRECTORS STOCK OPTION PLAN

The Plan is hereby amended as follows:

(a) Section 2.3 (Committee) is amended to read as follows:

     "2.3 Committee shall mean Directors Compensation Committee of the Board as determined by resolution of the Board."

(b) Section 3.1 (Number of Shares Available) is amended to read as follows:

     "3.1 Number of Shares Available. The total number of shares of Common Stock which are available for granting Options hereunder shall be one hundred fifty thousand (150,000) (subject to adjustment as provided below in Section 3.3 and in Article VII hereof)."

(c) Article IV (Administration) is amended by the addition of a new Section 4.5 thereto which shall read as follows:

     "4.5 Determinations to be Made by the Committee. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the authority to determine: (i) the Grantees; (ii) the number of shares of Common Stock subject to an Option; (iii) the date or dates upon which an Option may be exercised or is granted; (iv) the manner in which an Option may be exercised; (v) such other terms to which an Option is subject (including the manner in which it vests); and (vi) the form of any Option Agreements."

(d) Section 6.1 (Number of Shares and Purchase Price; Formula) is amended to read as follows:

     "6.1 Number of Shares and Purchase Price; Formula.

        (a) Each Independent Director shall receive Options to purchase ten thousand (10,000) shares of Common Stock on the date this Plan is approved by a majority of the board of directors. In addition each person who becomes a director of the Company after such date and who is an Independent Director shall be eligible to participate in the Plan and shall automatically receive, on the date such person is elected to the Board an Option to purchase 10,000 shares of Common Stock.

        (b) In addition to the Option grant described in paragraph (a), above, provided an Independent Director shall have made a Qualifying Purchase (as such term is defined in paragraph (c) of this Section 6.1) then on the third business day following the date of such Qualifying Purchase, such Independent Director shall automatically be granted an Option to purchase that number of shares of Common Stock equal to four times the number of shares purchased by such Independent Director in such Qualifying Purchase, up to a maximum Option to purchase equal to 10,000 shares of Common Stock.

        (c) For purposes of this Section 6.1, a Qualifying Purchase shall mean the purchase by an Independent Director for his or her own account in the open market of 2,500 shares or more of Common Stock; provided that prior to any such purchase the Independent Director shall have notified the Company's General Counsel of his or her intent to effect a Qualifying Purchase and received such General Counsel's approval thereof. Such approval may be conditioned upon the General Counsel's receipt of satisfactory advice from the Company's outside counsel to the effect that such Qualifying Purchase is permissible under applicable law. A Qualifying Purchase shall be deemed to include a series of open market purchases made during the course of two or more trading days, so long as such purchases are approved as aforesaid and provided that the date of grant for purposes of

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            Section 6.1(b) and 6.1(c) shall be deemed the third business day following the final trading day in which such series of purchases is completed.

        (d) The price per share at which shares may be purchased pursuant to any Option granted under the Plan shall be the Fair Market Value on the date the Option is granted. The provisions of this Section 6.1 shall not be amended more than once every six months, other than to comport to changes in the Code and ERISA, or the rules thereunder.

        (e) The foregoing provisions of this Section 6.1 shall be subject to the authority conferred on the Committee in Section 4.5, including, without limitation, the authority to vary such provisions and make such additional grants as the Committee in its discretion may determine."

(e) Section 6.3 (Maximum Term; Date of Exercise) is amended to read as follows:

     "6.3 Maximum Term; Date of Exercise. Each Option Agreement shall be for a period of ten years. Subject to the authority conferred on the Committee in Section 4.5, the Options shall vest as follows:

        (i) with respect to Options granted pursuant to Section 6.1(a),

           -- 50% two years after the date of grant

           -- 75% three years after the date of grant

           -- 100% four years after the date of grant

        (ii) with respect to Options granted pursuant to Section 6.1(b),

           -- 50% one year after the date of grant

           -- 100% two years after the date of grant"

(f) Section 7.3 (Mergers and Consolidations) is amended to read as follows:

     "7.3 Mergers and Consolidations. Notwithstanding the other Sections of this
          Article VII, upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company with one or more corporations where the Company is the surviving corporation and the stockholders of the Company immediately prior to such transaction do not own at least eighty percent (80%) or more of the Company's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation, or upon a sale of substantially all of the assets or the sale or exchange of fifty percent (50%) or more of the then outstanding shares of Common Stock of the Company to another person, corporation or entity, including any group within the meaning of Regulation 13D promulgated under Section 13(d) of the Securities Exchange Act of 1934 (any such reorganization, merger, consolidation, sale of assets, or sale of shares of Common Stock being hereinafter referred to as the "Transaction"), the Plan shall terminate; provided however, that

        (i) any Options theretofore granted and outstanding under the Plan shall become immediately exercisable in full;

        (ii) the termination of the Plan, and any exercise of any Option (to the extent that the holder's right to exercise such Option has been accelerated by the operation of Section 7.3(i)), shall be concurrent with, subject to and conditioned upon the consummation of the Transaction to which such termination and acceleration relates, and if, for any reason, such Transaction is abandoned, exercise of the Option shall be void and such Option shall thereafter be exercisable only as permitted by the Plan and the Option Agreement, which shall remain in full force and effect."

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Except as amended hereby, the Plan and each provision thereof remains in full force and effect. Capitalized terms used herein shall have the same meaning as defined in the Plan.

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